Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and between Amtech Systems, Inc., an Arizona corporation (the “Company”), and Robert C. Daigle (“Executive”) is entered into and effective as of August 4, 2026 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of August 14, 2023 (as amended, the “Prior Agreement”), pursuant to which Executive has been serving as the President and Chief Executive Officer of the Company;

WHEREAS, Executive is transitioning from the role of President and Chief Executive Officer to the role of Executive Chairman of the Board, and the Company and Executive wish to amend and restate the Prior Agreement in its entirety to set forth the terms and conditions of Executive’s continued employment in such new capacity;

WHEREAS, this Agreement amends and restates the Prior Agreement in its entirety and supersedes the Prior Agreement as of the Effective Date, provided, however, that certain Amendment No. 1 to Stock Option Award Agreement, dated August 2024 (“Amendment No. 1 to Award Agreement”) shall remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Employment and Duties.

(a) Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, for a period of two (2) years, commencing as of the Effective Date (such two (2) year period, the “Term”), unless sooner terminated pursuant to Section 4 hereof.

(b) Duties of Executive. Executive shall serve as the Executive Chairman of the Board (“Executive Chairman”) of the Company. In such capacity, Executive’s primary duties shall include: (i) providing strategic, operational, and financial counsel to the Chief Executive Officer; (ii) collaborating with the CEO and the Board to establish the Company’s growth strategy and capital allocation strategy; (iii) supporting the evaluation and execution of acquisitions, partnerships, and divestitures, and providing support for capital raise activities as required to fund the Company’s growth initiatives and strategic roadmap; (iv) representing the Company’s vision, strategic roadmap, and funding requirements to institutional shareholders and the broader market as needed to support the CEO transition; and (v) presiding over meetings of the Board. Executive shall diligently perform all services as may be reasonably assigned to Executive by the Board, and shall exercise such power and authority as may from time to time be delegated to Executive by the Board. Except as otherwise agreed in writing by the Company, it shall not be a violation of this Agreement for Executive, and Executive shall be permitted, to (A) serve on any civic or charitable boards and one private or public company board of directors that does not present a conflict of interest with respect to the Company; (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions and other institutions; and (C) subject to any applicable Company policies, make personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to Executive’s duties to the Company.

(c) Commitment and Schedule. No fixed daily schedule or minimum weekly hours are required. Executive shall devote such time as is reasonably necessary to fulfill the strategic duties set forth herein. Executive and the Board shall develop guidelines, and refine and update such guidelines as necessary, regarding Executive’s time commitment. For the avoidance of doubt, all references in this Agreement to Executive’s “service with the Company” or “employment with the Company” shall include Executive’s employment or other Service (as such term is defined in the Company’s 2022 Equity Incentive Plan (as amended, the “EIP”), which includes services with the Board).

(d) Policies. Executive shall faithfully adhere to, execute, and fulfill all lawful written policies established by the Company as are communicated to Executive by the Company.

(e) Place of Performance. Executive may perform services from any location of Executive’s choosing. No regular reporting to a physical Company office shall be required. Executive shall attend all Board meetings in person, unless otherwise mutually agreed to by the parties.

2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. Effective on the Effective Date, the annual base salary (“Base Salary”) payable to Executive shall be three hundred thousand dollars ($300,000), payable in accordance with the Company’s standard payroll procedures.

(b) Cessation of Director Compensation During Term. During the Term, Executive will not be compensated for Executive’s service as Executive Chairman in accordance with the Company’s policy for non-employee members of the Board (the “Director Compensation Policy”), including the cash compensation and equity awards to be provided thereunder. Notwithstanding the foregoing, Executive’s service under this Agreement shall be covered service towards vesting and continuing to hold any outstanding equity awards for services on the Company’s Board of Directors. Following the termination of the Term, for so long as Executive remains on the Board, Executive will again be compensated under the Director Compensation Policy in accordance with its terms in effect at such time, and Executive’s services on the Board shall be covered service towards vesting and continuing to hold any then outstanding equity awards held by Executive. Executive and the Company acknowledge and agree that the compensation payable to Executive under Section 2 of this Agreement is solely for Executive’s services as an employee and not for Executive’s service as a member of the Board.

(c) Executive Perquisites, Benefits, and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Insurance Coverage. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to Executive all employee benefits to which other executives of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability. During the Term, the Company will maintain customary director and officer insurance.

(ii) Reimbursement for Expenses. The Company shall reimburse Executive for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services under this Agreement, including, but not limited to, industry-appropriate seminars and subscriptions and applicable licensing and continuing education expenses. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.

(iii) Paid Time Off. Given Executive’s flexible time commitment under this Agreement, Executive shall not be subject to a formal paid time off policy. Executive shall coordinate any extended periods of unavailability with the Board.

(iv) Other Executive Perquisites. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, and 401(k); provided that, notwithstanding the foregoing, Executive shall not be eligible to participate in, or receive any award or payment under, any bonus, annual or long-term incentive, performance, profit sharing, or equity or equity-based plan, program, or arrangement of the Company.

(d) No Bonus or Incentive Compensation. Executive acknowledges and agrees that, in Executive’s capacity as Executive Chairman, Executive shall not be eligible to earn or receive any bonus or incentive compensation of any kind, including any annual incentive bonus, performance bonus, or discretionary bonus, and no such bonus or incentive compensation shall be payable to Executive under this Agreement.

3. Equity.

(a) No Equity Awards During Term. Except for the RSU grant set forth in Section 3(c) below, Executive shall not be eligible for, and the Company shall not grant to Executive, any equity awards in respect of Executive’s service as Executive Chairman during the Term, including any stock options, restricted stock units, or other equity-based awards under the EIP or any successor equity compensation plan. For the avoidance of doubt, this Section 3(a) does not affect

Executive’s Existing Equity, which shall remain subject to Section 3(b) and the applicable Award Agreements and Amendment No. 1 to Award Agreement.

(b) Existing Equity. As of the Effective Date, Executive holds options to purchase shares of Company common stock (“Common Stock”) as well as restricted stock units each representing a contingent right to receive one (1) share of Common Stock (“RSUs”) (collectively, the “Existing Equity”), originally issued pursuant to certain award agreements (the “Award Agreements”).

(c) RSU Grant. Subject to approval by the Board, the Company will grant to Executive 50,000 restricted stock units (the “RSU Grant”) on the Effective Date. The RSU Grant will be subject to the terms and conditions applicable to restricted stock units granted under the EIP and the applicable award agreement to be signed by the Executive and the Company. The RSU Grant shall vest as follows: fifty percent (50%) of the RSU Grant shall vest on the first anniversary of the Effective Date, and the remaining fifty percent (50%) shall vest on the second anniversary of the Effective Date, in each case subject to Executive’s continued Service with the Company, as described in the applicable award agreement.

(d) Stock Ownership Requirements. All shares of Common Stock currently beneficially owned by the Executive, acquired after the Effective Date, or distributed to the Executive by the Company under this Agreement or otherwise shall be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board.

4. Change in Control.

(a) Acceleration of RSUs. Upon a Change in Control (as defined in the EIP) of the Company, the unvested portion of the RSU Grant shall immediately vest in full.

(b) Change in Control Severance. In the event of a Change in Control during the Term, Executive shall be entitled to a lump sum severance payment equal to the Base Salary payable for the number of months remaining in the Term as of the date of the Change in Control, up to a maximum of twelve (12) months of Base Salary ($300,000), subject to Executive’s execution and non-revocation of the Release described in Section 5(c).

5. Term of Employment; Termination.

(a) Termination Under Certain Circumstances.

(i) Death. Executive’s employment and the Term shall be automatically terminated, without notice, effective upon the date of Executive’s death.

(ii) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been unable to perform Executive’s duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment and the Term, provided Executive is unable to resume Executive’s duties at the conclusion of such notice period.

(iii) Termination by the Company for Good Cause. The Company may terminate Executive’s employment and the Term upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) Executive’s intentional nonperformance of lawful instructions of the Board or of any of Executive’s material duties and responsibilities (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) Executive’s conviction of, or guilty or nolo contendere plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company (not including traffic offenses unless such traffic offense resulted in death); (E) a confirmed positive drug test result for an illegal drug while performing services for the Company; or (F) a material sanction is imposed on Executive by any applicable professional organization or professional governing body.

(iv) Termination by the Company Without Good Cause. The Company may terminate Executive’s employment and the Term at any time without Good Cause.

(v) Termination by Executive. Executive may terminate Executive’s employment and the Term at any time upon thirty (30) days prior written notice to the Company.

(b) Result of Termination.

(i) Termination for Good Cause or by Executive. In the event of the termination of Executive’s employment and the Term pursuant to Section 5(a)(iii) (Termination by the Company for Good Cause) or Section 5(a)(v) (Termination by Executive), all Base Salary and RSU vesting shall cease immediately upon the effective date of such termination, and Executive shall receive no further compensation under this Agreement other than the payment of Accrued Benefits.

(ii) Termination Without Good Cause. In the event of the termination of Executive’s employment and the Term pursuant to Section 5(a)(iv) (Termination by the Company Without Good Cause), Executive shall be entitled to a lump sum severance payment equal to the Base Salary payable for the number of months remaining in the Term as of the effective date of such termination, up to a maximum of six (6) months of Base Salary ($150,000), subject to Executive’s execution and non-revocation of the Release described in Section 5(c). Any RSU’s scheduled to vest within 100 days of such termination date shall vest immediately.

(iii) Death or Disability. In the event of the termination of Executive’s employment and the Term pursuant to Section 5(a)(i) (Death) or 5(a)(ii) (Disability), Executive shall receive payment for the Accrued Benefits.

For purposes of this Agreement, “Accrued Benefits” means (i) all unpaid Base Salary for the time period ending through the date of employment termination; (ii) any and all other cash earned through employment termination and deferred at the election of Executive or pursuant to any deferred compensation plan then in effect; (iii) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the then-applicable benefit plans of the Company, including benefits under the Company’s 401(k) plan; and (iv) reimbursement for any and all monies advanced in connection with Executive’s employment for expenses incurred by Executive on behalf of the Company for the time period ending with the date of employment termination.

(iv) Executive shall receive no additional compensation following any termination other than Accrued Benefits. In the event of any employment termination for any reason, Executive shall resign all positions with the Company and its subsidiaries and from the Board and all Committees thereof.

(c) Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any post-termination payments or benefits identified in Sections 4(b), 5(b)(ii) and 5(b)(iii) hereof, Executive agrees to execute (and not revoke) a full and complete release of all claims against the Company and its affiliates, in a form acceptable to the Company (the “Release”). If Executive fails to execute and deliver to the Company the Release within twenty-one (21) days following the date of termination, or revokes the Release within seven (7) days following the date Executive executes and delivers the Release, or materially breaches any term of this Agreement or any other agreement between Executive and the Company while receiving such post-termination payments or benefits, Executive agrees that Executive shall not be entitled to receive any such post-termination payments. For purposes of this Agreement, the Release shall be deemed to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death. Payment of any post-termination payments or benefits identified in Sections 4(b), 5(b)(ii), and 5(b)(iii) hereof (other than Accrued Benefits) shall be delayed until, and shall be paid on, the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement.

(d) Section 409A. Any payments made by the Company pursuant to Sections 4(b) and 5(b) hereof shall be paid or commence on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of Executive’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments, it being understood that payments shall be applied against available exemptions for short-term deferrals and involuntary separation pay under Section 409A final regulations. If Executive is a “specified employee” within the meaning of Section 409A, then payments identified in Sections 4(b) and 5(b) of this Agreement shall not commence until six (6) months following “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of the additional twenty percent (20%) tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). If the payments described in Sections 4(b) and 5(b) are “deferred compensation” within the meaning of Section 409A and must be delayed for six (6) months pursuant to the preceding sentence, Executive shall not be entitled to additional compensation to compensate for such delay period. Upon the date such payment would otherwise commence, the Company shall reimburse Executive for such payments, to the extent that such payments otherwise would have been paid by the Company had such payments commenced upon Executive’s “separation from service” within the meaning of Section 409A. Any remaining payments shall be provided by the Company in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary for any tax, additional tax, interest or penalties that Executive or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(e) Section 280G.

(i) Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company prior to a Change in Control and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and its affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 5(e) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled. In determining whether a reduction of payments under this Agreement is required under this Section 5(e), the Accounting Firm shall fully assess the extent to which exemptions under Section 280G final regulations (such as for compensation paid before or after a change in control, including on account of a non-competition covenant) are available and, if so, the maximum amount of the exemption.

(ii) Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, then the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5(e) shall be binding upon the Company and Executive absent manifest error and shall be made as soon as reasonably practicable and in no event later than twenty (20) days following the effective date of the termination of Executive’s employment with the Company. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made (A) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (B) only from Payments that are required to be made in cash, (C) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (D) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will not have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive.

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 5:

(A) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(B) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 5(e)(i) hereof.

6. Confidentiality, Competition and Non-Solicitation.

(a) Interests to be Protected. The parties acknowledge that Executive will perform essential services for the Company, its employees, and its stockholders during the term of Executive’s employment with the Company. Executive will be exposed to, have access to, and work with, a considerable amount of confidential information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of the Company’s business should Executive compete with the Company in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive’s employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Confidentiality. Executive shall maintain in perpetuity the confidentiality of all non-public Company information to which Executive has access during Executive’s employment, including, without limitation, growth strategies, M&A pipelines, capital raising plans, financial information, trade secrets, and any other proprietary or confidential information of the Company. Executive shall not, without the prior written consent of the Company, disclose any such confidential information to any person or entity, or use any such confidential information for any purpose other than the performance of Executive’s duties under this Agreement.

(c) Non-Competition. During the term of Executive’s employment with the Company and for three (3) years after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become substantially and directly financially interested in any Competitive Business Activities conducted within the Restricted Territory (as defined below). As used herein, the term “Competitive Business Activities” shall mean business activities that are competitive with the business of the Company, including but not limited to, business activities in the semiconductor industry related to the manufacture of capital equipment and related consumables used in fabricating semiconductor devices that compete with the Company’s products and services, and the term “Restricted Territory” shall mean any state or other geographical area in which the Company has demonstrated an intent to develop, commercialize, and/or distribute products during Executive’s employment with the Company. Executive hereby agrees that, as of the date hereof, during Executive’s employment with the Company, the Company has demonstrated an intent to develop, commercialize, and/or distribute products throughout the United States of America, Canada, Mexico, Europe, and Asia.

(d) Non-Solicitation of Employees. During the term of Executive’s employment and for a period of three (3) years after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of or in conjunction with any other person, company, partnership, corporation, or governmental or other entity, solicit for employment, seek to hire, or hire any person who is employed by the Company, is a consultant of the Company, or is an independent contractor of the Company, within three (3) years of the termination of Executive’s employment, and, as related solely to consultants, for the purpose of having any such consultant engage in services that are the same as, similar to, or related to the services that such consultant provided for the Company and that are competitive with the services provided by the consultant for the Company.

(e) Non-Solicitation of Customers. During the term of Executive’s employment and for a period of three (3) years after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competitive Business, nor shall Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company with such customers or clients, other than in connection with the performance of Executive’s duties under this Agreement, and/or persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or to engage in any Competitive Business Activities on its own or with any competitor of the Company. As used herein, the term “Competitive Business” shall mean business that is directly competitive with the business of the Company, including but not limited to, business in the semiconductor device and module manufacturer industry related to products that directly compete with the Company’s products.

(f) Equitable Relief. In the event a violation of any of the restrictions contained in this Section 6 occurs, the Company shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Section 6(c), Section 6(d), or Section 6(e) hereof, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(g) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 6 or otherwise) is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 6 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

7. Return of Company Property. At any time as requested by the Company, or upon the termination of Executive’s Services with the Company as an employee and director for any reason, Executive shall deliver promptly to the Company all files, lists, books, records, manuals, memoranda, drawings, and specifications; all other written or printed materials and computers, cell phones, and other equipment that are the property of the Company (and any copies of them); and all other materials that may contain confidential information relating to the business of the Company, which Executive may then have in Executive’s possession or control, whether prepared by Executive or not.

8. Cooperation. Following the Term, Executive shall give assistance and cooperation willingly, upon reasonable advance notice with due consideration for Executive’s other business or personal commitments, in any matter relating to Executive’s position with the Company, or Executive’s expertise or experience as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which Executive was involved or potentially had knowledge by virtue of Executive’s employment with the Company. The Company agrees that (a) it shall promptly reimburse Executive for Executive’s reasonable and documented expenses in connection with rendering assistance and/or cooperation under this Section 8 upon Executive’s presentation of documentation for such expenses and (b) Executive shall be reasonably compensated for Executive’s continued material services as required under this Section 8 at an hourly rate to be mutually agreed upon by the parties.

9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

10. Miscellaneous.

(a) Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by e-mail transmission, upon receipt, (iii) if mailed by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, upon receipt or refusal of delivery, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, upon receipt or refusal of delivery, in each case addressed as follows:

To the Company:	Amtech Systems, Inc.
58 S. River Drive, Suite 370 Tempe, Arizona 85288 Attention: Chief Financial Officer Phone: 480-967-5146

With a copy, which shall not constitute notice, to:
Gregory R. Hall DLA Piper LLP (US) 2525 E. Camelback Road, Suite 1000 Phoenix, Arizona 85016

To Executive:	Robert C. Daigle The address of Executive’s principal residence most recently on file with the Company.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 10 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-laws provisions to the contrary. Any action arising out of this Agreement or the employment relationship shall be brought only in courts of competent jurisdiction in or for Maricopa County, Arizona, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in such courts and submits to the jurisdiction of such courts. THE PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(d) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(e) Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written (including the Prior Agreement), which shall no longer have any force or effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by Executive and an authorized representative with actual authority to bind the Company.

(f) Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

(g) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

(i) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Executive hereunder involve the performance of personal services, such obligations shall not be delegated by Executive. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(j) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(k) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment hereunder, including without limitation, the Company’s obligations under Sections 4 and 5 hereof and Executive’s obligations under Section 6 hereof, and the expiration of the Term, to the extent necessary to the intended preservation of such rights and obligations.

(l) Right to Consult with Counsel; No Drafting Party. Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of Executive’s own choosing, and, given this, Executive agrees that the obligations created hereby are reasonable. Executive acknowledges that Executive has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMTECH SYSTEMS, INC.

By: /s/ Thomas Sabol

Name: Thomas Sabol

Title: Chief Financial Officer

EXECUTIVE:

/s/ Robert C. Daigle

Robert C. Daigle

[Signature Page to Employment Agreement]